Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     The following discussion and analysis should be read in conjunction with the selected financial data and the accompanying consolidated financial statements and related notes thereto included in this Annual Report on Form 10-K.
Overview
     Our business strategy is to acquire inpatient behavioral health care facilities and improve operating results within new and existing inpatient facilities and our other behavioral health care operations. From 2001 to 2004, we acquired 34 inpatient behavioral health care facilities. During 2005, we acquired 20 inpatient behavioral health care facilities in the acquisition of Ardent Health Services, Inc. and one other inpatient facility. During 2006, we acquired 19 inpatient behavioral health care facilities, including nine inpatient facilities with the acquisition of the capital stock of Alternative Behavioral Services, Inc. (“ABS”) on December 1, 2006. During 2007, we acquired 16 inpatient behavioral health care facilities, including 15 inpatient facilities in the acquisition of Horizon Health Corporation (“Horizon Health”). During 2008, we acquired five inpatient behavioral health care facilities from UMC and opened Lincoln Prairie Behavioral Health Center, a 120-bed inpatient facility in Springfield, Illinois. In January 2009, we opened Rolling Hills Hospital, an 80-bed inpatient facility in Franklin, Tennessee.
     We strive to improve the operating results of new and existing inpatient behavioral health care operations by providing the highest quality service, expanding referral networks and marketing initiatives and meeting increased demand for behavioral health care services by expanding our services and developing new services. We also attempt to improve operating results by maintaining appropriate staffing ratios, controlling contract labor costs and reducing supply costs through group purchasing. Our same-facility revenue from owned and leased inpatient facilities increased 8.3% for the year ended December 31, 2008 compared to the year ended December 31, 2007. Same-facility growth in 2008 was primarily the result of increases in patient days and revenue per patient day of 2.8% and 5.3%, respectively. Same-facility growth refers to the comparison of each inpatient facility owned during 2007 with the comparable period in 2008, adjusted for closures and combinations for comparability purposes.
     Income from continuing operations before income taxes increased to $168.5 million, or 9.9% of revenue, in 2008 as compared to $122.0 million, or 8.6% of revenue, in 2007. Operating results for 2007 include an $8.2 million loss on the refinancing of long-term debt. Excluding this refinancing loss, income from continuing operations for 2007 was $130.2 million, or 9.1% of revenue. The $38.3 million increase in income from continuing operations before income taxes and the refinancing loss in 2008 compared to 2007 was primarily the result of the following:
•	operating results from the May 31, 2007 acquisition of Horizon Health and the March 1, 2008 acquisition of five behavioral health care facilities from UMC;

•	same-facility growth at our behavioral health care facilities in patient days of 2.8% and revenue per patient day of 5.3%; and

•	a reduction in interest expense as a percentage of revenue to 4.5% in 2008 compared to 5.2% in 2007 due primarily to a decrease in our overall effective interest rate.
     Our operating results for 2008 as compared to 2007 were negatively impacted by the following items:
•	one of our behavioral health care hospitals in Chicago experienced a decline in operating results in 2008 as compared to 2007 primarily due to hold a on admissions placed on this facility by the Illinois Department of Children and Family Services and costs of professional services related to the United States Department of Justice investigation;

•	our self-insured reserves for general and professional liability risks increased approximately $4.9 million at December 31, 2008 compared to December 31, 2007, primarily as a result of the revised assessment of certain claims at amounts higher than originally anticipated and the actuarial implications of such revisions; and

•	an increase in share-based compensation expense of $3.8 million.
Sources of Revenue
Patient Service Revenue
     Patient service revenue is generated by our inpatient facilities for services provided to patients on an inpatient and outpatient basis within the inpatient behavioral health care facility setting. Patient service revenue is recorded at our established billing rates less contractual adjustments. Contractual adjustments are recorded to state our patient service revenue at the amount we expect to collect for the services provided based on amounts reimbursable by Medicare or Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates. Patient service revenue comprised approximately 92.7% of our total revenue in 2008.

Other Revenue
     Other behavioral health care services accounted for 7.3% of our revenue for the year ended December 31, 2008. This portion of our business primarily consists of our contract management business and a managed care plan in Puerto Rico. Our contract management business involves the development, organization and management of behavioral health care programs within medical/surgical hospitals. Services provided are recorded as revenue at contractually determined rates in the period the services are rendered, provided that collectability of such amounts is reasonably assured.
Results of Operations
     The following table illustrates our consolidated results of operations from continuing operations for the years ended December 31, 2008, 2007 and 2006 (dollars in thousands):

	Results of Operations, Consolidated Psychiatric Solutions
	For the Year Ended December 31,
	2008		2007		2006
	Amount	%	Amount	%	Amount	%
Revenue	$1,703,865	100.0%	$1,424,031	100.0%	$992,484	100.0%
Salaries, wages, and employee benefits (including share-based compensation of $19,913, $16,104 and $12,535 in 2008, 2007 and 2006, respectively)	944,389	55.4%	793,845	55.8%	560,266	56.5%
Professional fees	163,708	9.6%	137,040	9.6%	93,747	9.4%
Supplies	92,960	5.5%	78,395	5.5%	56,216	5.7%
Provision for doubtful accounts	34,387	2.0%	27,353	1.9%	19,366	2.0%
Other operating expenses	184,693	10.8%	152,775	10.7%	105,462	10.6%
Depreciation and amortization	39,054	2.3%	30,306	2.1%	20,015	2.0%
Interest expense, net	76,210	4.5%	74,116	5.2%	39,968	4.0%
Other expenses:
Loss on refinancing long-term debt	—	0.0%	8,179	0.6%	—	0.0%

Income from continuing operations before income taxes	168,464	9.9%	122,022	8.6%	97,444	9.8%
Provision for income taxes	63,887	3.8%	46,053	3.3%	36,785	3.7%

Income from continuing operations	104,577	6.1%	75,969	5.3%	60,659	6.1%
Less: Net income attributable to noncontrolling interest	(604)	0.0%	(285)	0.0%	—	0.0%

Income from continuing operations attributable to PSI stockholders	$103,973	6.1%	$75,684	5.3%	$60,659	6.1%

Option expense	19,913	1.2%	16,104	1.1%	12,535	1.3%
SWB absent option expense	924,476	54.3%	777,741	54.6%	547,731	55.2%
Year Ended December 31, 2008 Compared To Year Ended December 31, 2007
     The following table compares key total facility statistics and same-facility statistics for 2008 and 2007 for owned and leased inpatient facilities:

	Year Ended December 31,		%
	2008	2007	Change
Total facility results:
Revenue (in thousands)	$1,578,890	$1,323,534	19.3%
Number of facilities at period end	91	86	5.8%
Admissions	163,968	138,835	18.1%
Patient days	2,763,723	2,424,608	14.0%
Average length of stay	16.9	17.5	-3.4%
Revenue per patient day	$571	$546	4.6%

Same-facility results:
Revenue (in thousands)	$1,427,652	$1,318,784	8.3%
Number of facilities at period end	86	86	0.0%
Admissions	144,915	138,211	4.9%
Patient days	2,486,357	2,418,052	2.8%
Average length of stay	17.2	17.5	-1.7%
Revenue per patient day	$574	$545	5.3%
     Revenue. Revenue from continuing operations increased $279.8 million, or 19.7%, to $1.7 billion for the year ended December 31, 2008 compared to the year ended December 31, 2007. Revenue from owned and leased inpatient facilities increased $255.4 million, or 19.3%, to $1.6 billion in 2008 compared to 2007. The increase in revenue from owned and leased inpatient facilities relates primarily to the acquisitions of Horizon Health in 2007 and five inpatient facilities from UMC in 2008. The remainder of the increase in revenue from owned and leased inpatient facilities is primarily attributable to same-facility growth in patient days of 2.8% and revenue per patient day of 5.3%. Other revenue was $125.0 million in 2008 compared to $100.5 million in 2007, an increase of $24.5 million, resulting primarily from the management contract business purchased in the Horizon Health acquisition.
     Salaries, wages, and employee benefits. Salaries, wages and employee benefits (“SWB”) expense was $944.4 million in 2008 compared to $793.8 million in 2007, an increase of $150.6 million, or 19.0%. SWB expense includes $19.9 million and $16.1 million of shared-based compensation expense for the years ended December 31, 2008 and 2007, respectively. Based on our stock option and restricted stock grants outstanding at December 31, 2008, we estimate remaining unrecognized share-based compensation expense to be approximately $43.6 million with a weighted-average remaining amortization period of 2.6 years. Excluding share-based compensation expense, SWB expense was $924.5 million, or 54.3% of total revenue, in 2008 compared to $777.7 million, or 54.6% of total revenue, in 2007. SWB expense for owned and leased inpatient facilities was $849.1 million in 2008, or 53.8% of revenue. Same-facility SWB expense for owned and leased inpatient facilities was $765.4 million in 2008, or 53.6% of revenue, compared to $713.9 million in 2007, or 54.1% of revenue. SWB expense for other operations was $49.0 million in 2008 compared to $35.1 million in 2007. The increase in SWB expense from other operations is primarily the result of the management contract business purchased in the Horizon Health acquisition. SWB expense for our corporate office was $46.4 million, including $19.9 million in share-based compensation, for 2008 compared to $41.5 million, including $16.1 million in shared-based compensation, for 2007.
     Professional fees. Professional fees were $163.7 million in 2008, or 9.6% of total revenue, compared to $137.0 million in 2007, or 9.6% of total revenue. Professional fees for owned and leased inpatient facilities were $144.2 million in 2008, or 9.1% of revenue. Same-facility professional fees for owned and leased inpatient facilities were $129.4 million in 2008, or 9.1% of revenue, compared to $122.0 million in 2007, or 9.3% of revenue. Professional fees for other operations and our corporate office increased to $19.5 million in 2008 compared to $14.2 million in 2007, primarily due to the other operations acquired in the Horizon Health acquisition.
     Supplies. Supplies expense was $93.0 million in 2008, or 5.5% of total revenue, compared to $78.4 million in 2007, or 5.5% of total revenue. Supplies expense for owned and leased inpatient facilities was $92.2 million in 2008, or 5.8% of revenue. Same-facility supplies expense for owned and leased inpatient facilities was $81.8 million in 2008, or 5.7% of revenue, compared to $77.3 million in 2007, or 5.9% of revenue. Supplies expense for other operations as well as our corporate office consisted primarily of office supplies and is negligible to our supplies expense overall.
     Provision for doubtful accounts. The provision for doubtful accounts was $34.4 million in 2008, or 2.0% of total revenue, compared to $27.4 million in 2007, or 1.9% of total revenue. The provision for doubtful accounts at owned and leased inpatient facilities comprised substantially all of our provision for doubtful accounts.
     Other operating expenses. Other operating expenses consist primarily of rent, utilities, insurance, travel, and repairs and maintenance expenses. Other operating expenses were $184.7 million in 2008, or 10.8% of total revenue, compared to $152.8 million in 2007, or 10.7% of total revenue. Other operating expenses for owned and leased inpatient facilities were $133.1 million in 2008, or

8.4% of revenue. Same-facility other operating expenses for owned and leased inpatient facilities were $119.3 million in 2008, or 8.4% of revenue, compared to $105.4 million in 2007, or 8.0% of revenue. The increase in same-facility other operating expenses for owned and leased inpatient facilities was primarily the result of an increase in our self-insured reserves for professional and general liability risks, which is primarily due to the revised assessment of certain claims at amounts higher than originally anticipated and the actuarial implications of such revisions. Other operating expenses for other operations increased to $42.5 million in 2008 compared to $38.7 million in 2007, primarily due to the management contract business purchased in the Horizon Health acquisition.
     Depreciation and amortization. Depreciation and amortization expense increased to $39.1 million in 2008 compared to $30.3 million in 2007, primarily as a result of the acquisitions of inpatient facilities and capital expenditures during 2007 and 2008.
     Interest expense, net. Interest expense, net of interest income, increased to $76.2 million in 2008 compared to $74.1 million in 2007 primarily as a result of an increase in our long-term debt offset by a reduction in our overall effective interest rate. We borrowed $443.2 million in May 2007 to finance the Horizon Health acquisition and borrowed $149.3 million in 2008 to finance the acquisition of five inpatient behavioral health care facilities from UMC, acquisitions of EAP businesses that were later moved to discontinued operations, capital expenditures and other general corporate purposes. In February 2009, as part of an amendment to our revolving credit facility, the interest rate margins on borrowings based on LIBOR were increased to a range of 5.0% to 5.75% depending upon a certain leverage ratio. This interest rate margin was 1.5% at December 31, 2008. For further information on the February 2009 amendment to our revolving credit facility, see Liquidity and Capital Resources within this Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     Loss on refinancing of long-term debt. During 2007 we incurred a loss on refinancing long-term debt of $8.2 million that consisted primarily of the amount above par value we paid to repurchase our 10 5/8% Senior Subordinated Notes due 2013 (“10 5/8 Notes”), the write-off of capitalized financing costs associated with our 10 5/8% Notes and the amount paid to exit the related interest rate swap agreements.
     Income from discontinued operations, net of taxes. Income from discontinued operations (net of income tax effect) was $1.0 million and $0.5 million for the years ended December 31, 2008 and 2007, respectively. During the nine months ended September 30, 2009, we entered a definitive agreement to sell our EAP business, elected to make The Oaks Treatment Center and Nashville Rehabilitation Hospital available for sale, and terminated one contract with a South Carolina juvenile justice agency. We closed the sale of our EAP business in the fourth quarter of 2009. During the year ended December 31, 2008, we elected to dispose of a leased inpatient facility and recorded a $1.9 million write-down to fair value of the assets held-for-sale for this facility. Additionally, two contracts with a Puerto Rican juvenile justice agency to manage inpatient facilities were terminated in 2008. During the year ended December 31, 2007, we elected to dispose of one inpatient facility. Accordingly these operations are included in discontinued operations.
Year Ended December 31, 2007 Compared To Year Ended December 31, 2006
     The following table compares key total facility statistics and same-facility statistics for 2007 and 2006 for owned and leased inpatient facilities.

	Year Ended December 31,		%
	2007	2006	Change
Total facility results:
Revenue (in thousands)	$1,323,534	$953,912	38.7%
Number of facilities at period end	86	70	22.9%
Admissions	138,835	106,489	30.4%
Patient days	2,424,608	1,877,233	29.2%
Average length of stay	17.5	17.6	-0.6%
Revenue per patient day	$546	$508	7.5%

Same-facility results:
Revenue (in thousands)	$997,558	$933,436	6.9%
Number of facilities at period end	70	70	0.0%
Admissions	106,749	104,486	2.2%
Patient days	1,848,803	1,831,737	0.9%
Average length of stay	17.3	17.5	-1.1%
Revenue per patient day	$540	$510	5.9%

     Revenue. Revenue from continuing operations increased $431.5 million, or 43.5%, to $1.4 billion in 2007 compared to 2006. Revenue from owned and leased inpatient facilities increased $369.6 million, or 38.7%, to $1.3 billion in 2007 compared to 2006. The increase in revenue from owned and leased inpatient facilities relates primarily to acquisitions. The remainder of the increase in revenue from owned and leased inpatient facilities is primarily attributable to same-facility growth in patient days of 0.9% and revenue per patient day of 5.9%. Other revenue increased to $100.5 million in 2007 compared to $38.6 million in 2006 primarily as a result of other operations purchased in the Horizon Health and ABS acquisitions.
     Salaries, wages, and employee benefits. SWB expense was $793.8 million in 2007 compared to $560.3 million in 2006, an increase of $233.5 million, or 41.7%. SWB expense includes $16.1 million and $12.5 million of share-based compensation expense for the years ended December 31, 2007 and 2006, respectively. Excluding share-based compensation expense, SWB expense was $777.7 million, or 54.6% of total revenue, in 2007 compared to $547.7 million, or 55.2% of total revenue, in 2006. SWB expense for owned and leased inpatient facilities was $717.3 million in 2007, or 54.2% of revenue. Same-facility SWB expense for owned and leased inpatient facilities was $534.1 million in 2007, or 53.5% of revenue, compared to $509.5 million in 2006, or 54.3% of revenue. SWB expense for other operations increased to $35.1 million in 2007 compared to $11.3 million in 2006 primarily as a result of other operations acquired in the Horizon Health and ABS acquisitions. SWB expense for our corporate office was $41.5 million in 2007, including share-based compensation expense of $16.1 million, compared to $31.6 million in 2006, including share-based compensation of $12.5 million in 2006. This increase in SWB expense for our corporate office was primarily the result of hiring additional staff necessary to manage the inpatient facilities acquired during 2006 and 2007.
     Professional fees. Professional fees were $137.0 million in 2007, or 9.6% of total revenue, compared to $93.7 million in 2006, or 9.4% of total revenue. Professional fees for owned and leased inpatient facilities were $122.9 million in 2007, or 9.3% of revenue. Same-facility professional fees for owned and leased inpatient facilities were $88.2 million in 2007, or 8.8% of revenue, compared to $85.2 million in 2006, or 9.1% of revenue. Professional fees for other operations increased to $8.8 million in 2007 compared to $2.8 million in 2006, primarily as a result of the acquisitions of ABS and Horizon Health. Professional fees for our corporate office were $5.3 million in 2007 compared to $4.0 million in 2006.
     Supplies. Supplies expense was $78.4 million in 2007, or 5.5% of total revenue, compared to $56.2 million in 2006, or 5.7% of total revenue. Supplies expense for owned and leased inpatient facilities was $77.8 million in 2007, or 5.9% of revenue. Same-facility supplies expense for owned and leased inpatient facilities was $57.4 million in 2007, or 5.7% of revenue, compared to $54.9 million in 2006, or 5.8% of revenue.
     Provision for doubtful accounts. The provision for doubtful accounts was $27.4 million in 2007, or 1.9% of total revenue, compared to $19.4 million in 2006, or 2.0% of total revenue. The provision for doubtful accounts at owned and leased inpatient facilities comprises the majority of our provision for doubtful accounts as a whole.
     Other operating expenses. Other operating expenses consist primarily of rent, utilities, insurance, travel, and repairs and maintenance expenses. Other operating expenses were approximately $152.8 million in 2007, or 10.7% of total revenue, compared to $105.5 million in 2006, or 10.6% of total revenue. Other operating expenses for owned and leased inpatient facilities were $106.5 million in 2007, or 8.0% of revenue. Same-facility other operating expenses for owned and leased inpatient facilities were $75.7 million in 2007, or 7.6% of revenue, compared to $80.6 million in 2006, or 8.6% of revenue. The decrease in same-facility other operating expenses for owned and leased inpatient facilities was primarily the result of reductions in risk management costs as a percent of revenue. Other operating expenses for other operations increased to $38.7 million in 2007 compared to $17.9 million in 2006, primarily as a result businesses purchased in the acquisitions of ABS and Horizon Health.
     Depreciation and amortization. Depreciation and amortization expense increased to $30.3 million in 2007 compared to $20.0 million in 2006, primarily as a result of the acquisitions of ABS and Horizon Health.
     Interest expense, net. Interest expense, net of interest income, increased $34.1 million to $74.1 million in 2007 compared to 2006. On December 31, 2007, we had $1.2 billion in long-term debt compared to $743.3 million at December 31, 2006. The increase in interest expense is primarily the result of debt incurred to finance acquisitions. We borrowed $210.0 million in December 2006 to finance the acquisition of ABS, and we incurred net borrowings of $443.2 million in May 2007 to finance the acquisition of Horizon Health.
     Loss on refinancing of long-term debt. During 2007 we incurred a loss on refinancing long-term debt of $8.2 million that consisted primarily of the amount above par value we paid to repurchase our 10 5/8% Notes, the write-off of capitalized financing costs associated with our 10 5/8% Notes and the amount paid to exit the related interest rate swap agreements.
     Income (loss) from discontinued operations, net of taxes. Income from discontinued operations (net of income tax effect) was $0.5 million for the year ended December 31, 2007 compared to a loss from discontinued operations (net of income tax effect) of $27,000 for the year ended December 31, 2006. During the nine months ended September 30, 2009, we entered a definitive agreement to sell our EAP business, elected to make The Oaks Treatment Center and Nashville Rehabilitation Hospital available for sale, and terminated one contract with a South Carolina juvenile justice agency. We closed the sale of our EAP business in the fourth quarter of 2009. During 2008, we elected to dispose of a leased inpatient facility and two contracts with a Puerto Rican juvenile justice agency to manage inpatient facilities were terminated. During 2007, we elected to dispose of one inpatient facility. During 2006, we terminated three of our contracts to manage state-owned inpatient facilities and sold a therapeutic boarding school. Accordingly, these operations are included in discontinued operations.
Liquidity and Capital Resources
     Working capital at December 31, 2008 was $245.4 million, including cash and cash equivalents of $51.3 million, compared to working capital of $157.6 million, including cash and cash equivalents of $40.0 million, at December 31, 2007. This change in working capital is primarily attributable to increases in net current assets held for sale of $77.1 million, accounts receivable of $17.8 million, cost report receivables of $10.9 million, income tax receivable/payable of $20.6 million and deferred tax assets of $7.1 million, offset by increases in current maturities under our revolving credit facility of $29.3 million and other accrued liabilities of $19.0 million to purchase a hospital building previously leased. The increase in accounts receivable is primarily the result of increases in same-facility revenue and receivables generated from businesses acquired in 2008. Our consolidated day’s sales outstanding were 52 and 54 at December 31, 2008 and 2007, respectively.
     In February 2009, our revolving credit facility was amended to:
•	extend the maturity of $200 million capacity to December 31, 2011 with the remaining $100 million capacity to mature on December 21, 2009, as originally scheduled;

•	revise the interest rate on borrowings to LIBOR plus a spread ranging from 5.0% to 5.75% or prime plus a spread ranging from 4.0% to 4.75%, depending upon a leverage ratio; and

•	revise the commitment fee on the unused portion of our revolving credit facility to fluctuate between 0.75% and 1.0%, based upon a leverage ratio.
     As a result of the extension of our revolving credit facility, $200 million of the $229.3 million balance outstanding under the revolving credit facility at December 31, 2008 has been classified as a non-current liability with the remainder classified in current portion of long-term debt on our consolidated balance sheet as of December 31, 2008. On February 25, 2009, we used excess cash to reduce the outstanding debt balance on the revolving credit facility to $195.0 million and now have approximately $97.4 million available under our revolving credit facility.
     Cash provided by continuing operating activities was $138.3 million in 2008 compared to $123.0 million in 2007. The increase in cash flows from continuing operating activities was primarily attributable to improved same-facility operating margins, the operating results of facilities acquired from Horizon Health and UMC and changes in working capital excluding accrued interest, offset by increased payments for income tax and interest. Cash provided by discontinued operating activities was $3.5 million in 2008 compared to $2.5 million in 2007.
     Billings for patient accounts receivable are generally submitted to the payor within three days of the patient’s discharge or completion of services. Interim billings may be utilized for patients with extended lengths of stay. We verify within a reasonable period of time that claims submitted to third-party payors have been received and are being processed by such payors. Follow-up regarding the status of each claim is made on a periodic basis until payment on the claim is received. Billing notices for self-pay accounts receivable are distributed on a periodic basis. Self-pay accounts receivable are turned over to collection agencies once internal collection efforts have been exhausted. Accounts receivable under our inpatient management contracts are billed at least monthly. Follow-up collection efforts are made on a periodic basis until payment is received. Our allowance for doubtful accounts for patient receivables primarily consists of patient accounts that are greater than 180 days past the patient’s discharge date. Our allowance for doubtful accounts for receivables due under our inpatient management contracts primarily consists of amounts that are specifically identified as potential collection issues. Accounts receivable are written off when collection within a reasonable period of time is deemed unlikely.
     Cash used by continuing investing activities was $245.0 million in 2008 compared to $518.7 million in 2007. Cash used in investing activities in 2008 was primarily the result of $121.2 million paid for acquisitions of behavioral health care facilities and $122.5 million paid for purchases of fixed assets. Acquisitions in 2008 consisted primarily of five inpatient behavioral health care facilities acquired from UMC. Cash used for routine and expansion capital expenditures was approximately $41.1 million and $80.7 million, respectively, for the year ended December 31, 2008. We expect expansion expenditures to continue during 2009 as a result of planned capital expansion projects and the construction of new facilities, which are expected to add approximately 500 new beds to our inpatient facilities. We define expansion capital expenditures as those that increase the capacity of our facilities or otherwise enhance revenue. Routine or maintenance capital expenditures were 2.4% of our net revenue for 2008. Capital expenditures for 2008 also include $0.7 million paid in connection with the purchase of a previously leased hospital. Remaining payments of $19.0 million related to this purchase are due in 2009. Cash used in continuing investing activities in 2007 was primarily the result of $444.9 million paid for acquisitions of behavioral health care facilities, including Horizon Health, and $71.4 million paid for purchases of fixed assets. Cash used in discontinued investing activities of $41.2 million in 2008 and $17.9 million in 2007 consisted primarily of acquisitions of EAP businesses that were later moved to discontinued operations.
     Cash provided by financing activities was $155.7 million in 2008 compared to $432.5 million in 2007. Cash provided by financing activities for 2008 consisted primarily of $149.3 million in net borrowings under our revolving credit facility, which were used to finance the acquisition of five inpatient behavioral health care facilities from UMC, acquisitions of EAP businesses that were later moved to discontinued operations, capital expenditures and other general corporate purposes. Cash provided by financing activities for 2008 also included $9.5 million in proceeds from the exercise of stock options and $3.1 million in income tax benefits in excess of share-based compensation expense on stock options exercised in 2008. Cash provided by financing activities for 2007 consisted primarily of additional borrowings of $481.9 million, which were used primarily to finance the acquisition of Horizon Health and to retire approximately $38.6 million of other long-term debt. Additionally, during 2007 we received $17.3 million in proceeds from the exercise of stock options and $9.4 million in income tax benefits in excess of share-based compensation expense on stock options exercised in 2007.
     We have a universal shelf registration statement on Form S-3 under which we may sell an indeterminate amount of our common stock, common stock warrants, preferred stock and debt securities. We may from time to time offer these securities in one or more series, in amounts, at prices and on terms satisfactory to us.
     During the fourth quarter of 2007, we entered into an interest rate swap agreement with Merrill Lynch Capital Services, Inc. to manage our exposure to fluctuations in interest rates. With this interest rate swap agreement we exchange the interest payments associated with a notional amount of $225 million of LIBOR indexed variable rate debt related to our senior secured term loan facility for a fixed interest rate. This interest rate swap agreement matures on November 30, 2009. The fair value of our interest rate swap agreement at December 31, 2008 reflected a liability of $6.2 million, which represents the estimated amount we would have paid if the agreement was canceled.
     We are actively seeking acquisitions that fit our corporate growth strategy and may acquire additional inpatient psychiatric facilities and other operations and will incur continued expenditures on expansion projects. Management continually assesses our capital needs and, should the need arise, we will seek additional financing, including debt or equity, to fund potential acquisitions, facility expansions, payment of indebtedness or for other corporate purposes. In negotiating such financing, there can be no assurance that we will be able to raise additional capital on terms satisfactory to us. Failure to obtain additional financing on reasonable terms could have a negative effect on our plans to acquire additional inpatient psychiatric facilities.
Obligations and Commitments

	Payments Due by Period (in thousands)
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Long-term debt (1):
Senior Credit Facility:
Revolving line of credit facility, expiring on December 21, 2009 (extended to December 31, 2011 for $200,000 in February 2009) and bearing interest of 3.4% at December 31, 2008	$229,333	$29,333	$200,000	$—	$—
Senior secured term loan facility, expiring on July 1, 2012 and bearing interest of 3.1% at December 31, 2008	568,625	3,750	7,500	557,375	—
7 3/4% Senior Subordinated Notes due July 15, 2015	475,841	—	—	—	475,841
Mortgage loans on facilities, maturing in 2036, 2037 and 2038 bearing fixed interest rates of 5.7% to 7.6%	33,273	423	928	1,051	30,871

	1,307,072	33,506	208,428	558,426	506,712

Lease and other obligations	105,558	40,113	19,796	11,360	34,289

Total contractual obligations	$1,412,630	$73,619	$228,224	$569,786	$541,001

(1)	Excludes capital lease obligations and other obligations of $7.3 million, which are included in lease and other obligations.
     The fair value of our $470.0 million in principal amount of 7 3/4% Notes was approximately $343.7 million and $467.1 million as of December 31, 2008 and 2007, respectively. The fair values of our revolving credit facility and senior secured term loan facility were approximately $195.5 million and $446.4 million, respectively, as of December 31, 2008. The carrying value of our revolving credit facility and senior secured term loan facility approximated fair value at December 31, 2007. The carrying value of our other long-term debt, including current maturities, of $40.6 million and $42.2 million at December 31, 2008 and December 31, 2007, respectively, approximated fair value. We had $568.6 million and $229.3 million, respectively, of variable rate debt outstanding under our revolving credit facility and senior secured term loan facility as of December 31, 2008. As a result of our interest rate swap agreement to exchange interest rate payments associated with a notional amount of $225 million of LIBOR-indexed variable rate debt for a fixed rate, the variable rate debt outstanding under our senior secured term loan facility was effectively $343.6 million as of December 31,

2008. At our December 31, 2008 borrowing level, a hypothetical 10% increase in interest rates would decrease our annual net income and cash flows by approximately $1.1 million.
Impact of Inflation and Economic Trends
     Although inflation has not had a material impact on our results of operations, the health care industry is very labor intensive and salaries and benefits are subject to inflationary pressures as are supply costs, which tend to escalate as vendors pass on the rising costs through price increases. Some of the freestanding owned, leased and managed inpatient behavioral health care facilities we operate are experiencing the effects of the tight labor market, including a shortage of nurses, which has caused and may continue to cause an increase in our SWB expense in excess of the inflation rate. Although we cannot predict our ability to cover future cost increases, management believes that through adherence to cost containment policies, labor management and reasonable price increases, the effects of inflation on future operating margins should be manageable. Our ability to pass on increased costs associated with providing health care to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices. In addition, as a result of increasing regulatory and competitive pressures and a continuing industry wide shift of patients into managed care plans, our ability to maintain margins through price increases to non-Medicare patients is limited.
     The behavioral health care industry is typically not directly impacted by periods of recession, erosions of consumer confidence or other general economic trends as most health care services are not considered a component of discretionary spending. However, our inpatient facilities may be indirectly negatively impacted to the extent such economic conditions result in decreased reimbursements by federal or state governments or managed care payors. Discussion concerning the current economic downturn is included in Part I, Item 1A under the caption “Risk Factors.” We are not aware of any economic trends that would prevent us from being able to remain in compliance with all of our debt covenants and to meet all required obligations and commitments in the near future.
Critical Accounting Policies
     Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses included in the financial statements. Estimates are based on historical experience and other information currently available, the results of which form the basis of such estimates. While we believe our estimation processes are reasonable, actual results could differ from our estimates. The following represent the estimates considered most critical to our operating performance and involve the most subjective and complex assumptions and assessments.
     Allowance for Doubtful Accounts
     Our ability to collect outstanding patient receivables from third-party payors is critical to our operating performance and cash flows.
     The primary collection risk with regard to patient receivables lies with uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. We estimate the allowance for doubtful accounts primarily based upon the age of the accounts since the patient discharge date. We continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.
     The primary collection risk with regard to receivables due under our inpatient management contracts is attributable to contractual disputes. We estimate the allowance for doubtful accounts for these receivables based primarily upon the specific identification of potential collection issues. As with our patient receivables, we continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts.
     Allowances for Contractual Discounts
     The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided in our inpatient facilities and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. We estimate the allowance for contractual discounts on a payor-specific basis by comparing our established billing rates with the amount we determine to be reimbursable given our interpretation of the applicable regulations or contract terms. Most payments are determined based on negotiated per-diem rates. While the services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates, these differences are deemed immaterial. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management. We periodically compare the contractual rates on our patient accounting systems with the Medicare and Medicaid reimbursement rates or the third-party payor contract for accuracy. We also monitor the adequacy of our contractual adjustments using financial measures such as comparing cash receipts to net patient revenue adjusted for bad debt expense.

     As of December 31, 2008, our patient accounts receivable balance for third-party payors was $229.5 million. A theoretical 1% change in the amounts due from third-party payors at December 31, 2008 could have an after tax effect of approximately $1.4 million on our financial position and results of operations.
     The following table presents the percentage by payor of our net revenue for the years ended December 31, 2008 and 2007 and related accounts receivable at year end (in thousands):

	For the Year Ended December 31,
	2008		2007
	Net	Accounts	Net	Accounts
	Revenue	Receivable	Revenue	Receivable
Medicaid	30%	26%	32%	28%
Commercial/HMO/Private Pay	35%	41%	34%	37%
Medicare	13%	10%	12%	10%
State agency	16%	17%	16%	18%
Other	6%	6%	6%	7%

	100%	100%	100%	100%

     The following table presents the percentage by aging category of our accounts receivable at December 31, 2008 and 2007 (in thousands):

	At December 31,
	2008	2007
0 - 30 days	64%	64%
31 - 60 days	13%	14%
61 - 90 days	8%	8%
91 - 120 days	5%	5%
121 - 150 days	4%	4%
151 - 180 days	4%	3%
> 180 days	2%	2%

Total	100%	100%

     Our consolidated day’s sales outstanding were 52 and 54 for the years ended December 31, 2008 and 2007, respectively. Our consolidated collections as a percentage of net revenue less bad debt expense was 100.0% and 101.4% for the years ended December 31, 2008 and 2007, respectively.
     Professional and General Liability
     We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. Our operations have professional and general liability insurance in umbrella form for claims in excess of $3.0 million with an insured excess limit of $50.0 million. Effective December 31, 2008, we increased this insured excess limit to $75.0 million. The self-insured reserves for professional and general liability risks are estimated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third-party actuary. This self-insurance reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have utilized our captive insurance company to manage the self-insured retention. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often limits timely adjustments to the assumptions used in these estimates.
     Income Taxes
     As part of our process for preparing our consolidated financial statements, our management is required to compute income taxes in each of the jurisdictions in which we operate. This process involves estimating the current tax benefit or expense of future deductible and taxable temporary differences. The tax effects of future deductible and taxable temporary differences are recorded as deferred tax assets and liabilities which are components of our balance sheet. Management then assesses our ability to realize the deferred tax assets based on reversals of deferred tax liabilities and, if necessary, estimates of future taxable income. A valuation allowance for deferred tax assets is established when we believe that it is more likely than not that the deferred tax asset will not be realized. Management must also assess the impact of our acquisitions on the realization of deferred tax assets subject to a valuation allowance to determine if all or a portion of the valuation allowance will be offset by reversing taxable differences or future taxable income of the acquired entity. To the extent the valuation allowance can be reversed due to the estimated future taxable income of an acquired entity, then our valuation allowance is reduced accordingly as an adjustment to purchase price.
     We adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, on January 1, 2007. Applying the provisions of FIN 48 requires significant judgments regarding the recognition and measurement of each tax position. Changes in these judgments may materially affect the estimate of our effective tax rate and our operating results.
     Share-Based Compensation
     We adopted SFAS No. 123R under the modified-prospective transition method on January 1, 2006, which requires us to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of such awards. We utilize the Black-Scholes option pricing model to estimate the grant-date fair value of our stock options. The Black-Scholes model includes certain variables and assumptions that require judgment, such as the expected volatility of our stock price and the expected term of our stock options. Additionally, SFAS 123R requires us to use judgment in the estimation of forfeitures over the vesting period of share-based awards.